Exhibit 21.1

SUBSIDIARIES

Oblio Telecom, Inc.

Titan PCB West, Inc.

Titan PCB East, Inc.

Titan Wireless Communication, Inc.

StartTalk, Inc.

Pinless, Inc.

Appalachian Oil Company, Inc.

Appco-KY, Inc.

USA Detergents, Inc.